Exhibit 99.1

BUILD-A-BEAR WORKSHOP, INC.
THIRD AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN
as amended and restated effective March 18, 2014

BUILD-A-BEAR WORKSHOP, INC.
THIRD AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

	W.	“Stock Appreciation Right”	3
	X.	“Subsidiary”	4
	Y.	“Trading Date”	4

3.	Stock Subject to the Plan		4

4.	Administration		4

5.	[Reserved.]		5

6.	Options		5
	A.	Type of Option	5
	B.	Option Prices	5
	C.	Exercise - Elections and Restrictions	5
	D.	Option Terms	6

i

	E.	Successive Option Grants	6
	F.	Additional Incentive Stock Option Requirements	6
	G.	Deferral of Gain on a Non-qualified Stock Option	7

7.	Stock Appreciation Rights		8
	A.	Grant Terms	8
	B.	Exercise Terms	8
	C.	Limitations	8

8.	Other Stock-Based Awards and Cash-Based Awards		8

9.	Performance-Based Awards		9

10.	Nontransferability of Awards		10

11.	Tax Withholding		10

12.	Adjustments Upon Changes in Capitalization or Corporation Acquisitions		11

13.	Amendment and Termination		11

14.	Effectiveness of the Plan		12

15.	Time of Granting of an Award		12

16.	Term of Plan		12

17.	Severability		12

18.	Non-Waiver of Rights		13

19.	Assignment		13

20.	No Right To Continued Employment or Other Status		13

21.	Choice of Law		13

22.	Awards to Employees of Non-United States Subsidiaries		13

23.	Section 409A.		14

ii

BUILD-A-BEAR WORKSHOP, INC.
THIRD AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

WHEREAS, the Company previously adopted the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan and subsequently amended and restated the Plan, effective July 26, 2006 and effective March 17, 2009 (the “Plan”); and

WHEREAS, in accordance with Section 13 of the Plan, the Board of Directors of the Company, or any duly appointed Committee thereof (the “Board”), may at any time make such amendments or modifications to the Plan as it shall deem advisable; provided, however, that if and solely if such approval is required by applicable law, then to the extent such approval is so required, such amendment or modification shall be made subject to approval by the holders of Stock; and

WHEREAS, the Board deems it advisable to amend the Plan in certain respects and to completely restate the Plan effective March 18, 2014;

NOW, THEREFORE, the Plan is hereby amended and restated as follows:

1.	Purpose of the Plan.

The purpose of the Plan is to provide the Company with a means to assist in recruiting, retaining and rewarding certain employees, directors and consultants and to motivate such individuals to exert their best efforts on behalf of the Employer by providing incentives through the granting of Awards. By granting Awards to such individuals, the Company expects that the interests of the recipients will be better aligned with those of the Employer.

2.	Definitions.

Unless the context clearly indicates otherwise, the following capitalized terms shall have the meanings set forth below:

A.	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

B.	“Award” means a grant under the Plan of an Option, Stock Appreciation Right, Cash-Based Award or Other Stock-Based Award.

C.

“Award Agreement” means an agreement entered into between the Employer and a Participant, or a certificate issued by the Employer as determined by the Committee, as such agreement or certificate may be amended from time to time, setting forth the terms and provisions applicable to Awards granted under the Plan.

D.	“Board” means the Board of Directors of the Company or any duly appointed Committee thereof.

E.	“Cash-Based Award” means an Award described in Section 8 as a Cash-Based Award.

F.

“Change in Control” means (i) the purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or (ii) individuals who, as of the date hereof, constitute the Board (and, as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Section, considered as though such person were a member of the Incumbent Board; (iii) a reorganization, merger or consolidation involving the Company, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities; or (iv) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company.

G.	“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

H.

“Committee” means the Compensation and Development Committee of the Board of Directors, or any committee appointed by the Board of Directors in accordance with the Company's Bylaws from among its members for the purpose of administering the Plan. Members of the Committee shall be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act, and “Outside Directors” as defined in Code Section 162(m) and any guidance issued thereunder.

I.	“Company” means Build-A-Bear Workshop, Inc., a Delaware corporation.

J.

“Employer” means the Company and any other entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company has an interest.

K.

“Fair Market Value” means (i) if the Stock is listed on any established stock exchange its Fair Market Value shall be the closing sales price for such stock on such exchange for the Trading Day applicable to the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or (ii) in the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

For these purposes, the determination date shall mean for employees receiving an Award in connection with an initial hire or a promotion within the Company, the determination date shall mean the Trading Date which is the first date of hire or promotion. For all other Awards, the determination date shall mean the Trading Date on which the Committee (or its delegate) approves the Award.

L.	“Incentive Stock Option” means a stock option which is an incentive stock option within the meaning of Code Section 422.

M.	“Non-qualified Stock Option” means a stock option which is not an Incentive Stock Option.

N.	“Officer” means an officer of the Company as defined in Rule 16a-1(f) of the Act.

O.	“Option” means both an Incentive Stock Option and a Non-qualified Stock Option.

P.	“Other Stock-Based Award” means an Award granted pursuant to Section 8 and described as an Other Stock-Based Award.

Q.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or such other meaning as may be hereafter ascribed to it in Code Section 424.

R.	“Participant” means an employee, director or consultant of the Employer who is selected by the Committee to receive an Award.

S.	“Performance-Based Award” means an Award issued pursuant to the terms of Section 9.

T.	“Plan” means the Third Amended and Restated Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan.

U.	“Statutory Option Stock” means any stock acquired through the exercise of an Incentive Stock Option or an option granted under an employee stock purchase plan as defined in Code Section 423.

V.	“Stock” means the common stock, par value of $0.01 per share, of the Company.

W.	“Stock Appreciation Right” means a stock appreciation right described in Section 7.

X.

“Subsidiary” means any corporation or other legal entity (other than the Company) in an unbroken chain of corporations or other legal entities beginning with the Company if, at the time of granting an Award, each of the corporations or other legal entities other than the last corporation or other legal entity in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock or other equity in one of the other corporations or other legal entities in such chain, or such other meaning as may be hereafter ascribed to it in Code Section 424.

Y.	“Trading Date” means a day on which national stock exchanges and the Nasdaq System are open for trading.

3.	Stock Subject to the Plan.

The number of shares of Stock allocated to the Plan and reserved to satisfy Awards under the Plan as of December 29, 2013 (the “Share Reserve”) shall be an aggregate of One Million Four Hundred Seventy Five Thousand (1,475,000) shares of Stock in addition to shares of Stock subject to awards outstanding under (i) this Plan; and (ii) the Build-A-Bear Workshop, Inc. 2002 Stock Incentive Plan that may lapse, terminate, be forfeited or otherwise expire. Awards shall be counted against this limit as one (1) share of Stock for every one (1) share of Stock subject to the Awards.

The maximum number of shares of Stock subject to Awards which are Options and Stock Appreciation Rights which may be granted during a calendar year to a Participant shall be Three Hundred Thousand (300,000). Notwithstanding the preceding, in no event shall the number of shares of Stock awarded to Participants under the Plan, when taken in combination with the number of outstanding shares of Stock previously issued by the Company, a Parent or Subsidiary to employees of the Company, a Parent or Subsidiary, exceed the limit specified in the Company Charter. The Company may, in its discretion, use shares held in the treasury or shares acquired on the public market, if applicable, in lieu of authorized but unissued shares.

Shares of Stock subject to an Award that is forfeited, expires or is settled for cash (in whole or in part) shall, to the extent of such forfeiture, expiration or cash settlement, be added to the shares of Stock available for Awards under the Plan. Notwithstanding anything to the contrary herein, the following shares of Stock shall not be added to the shares authorized for issuance under this Section 3: (i) shares of Stock tendered by the Participant in payment of the purchase price of an Option; (ii) shares of Stock tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights; (iii) shares of Stock subject to a Stock Appreciation Right that are not issued in connection with its share settlement on exercise thereof; and (iv) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

4.	Administration.

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority, in its discretion, to determine the individuals to whom, and the time or times at which, Awards shall be granted and the number of shares, if applicable, to be subject to each Award. In making such determinations, the Committee may take into account the nature of services rendered by the respective individuals, their present and potential contributions to the Employer’s success and such other factors as the Committee, in its discretion, shall deem relevant.

Subject to the express provisions of the Plan, the Committee shall also have plenary discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Award Agreements (which need not be identical), to waive or amend any provision hereof in any manner not adversely affecting the rights granted to the Participant by the express terms hereof and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that no Award granted hereunder may be repriced without approval by the stockholders of the Company. The Committee’s determinations on the matters referred to in this Section 4 shall be conclusive, subject to the restrictions noted herein.

The Committee may, to the extent permitted by law, delegate its responsibilities and authority hereunder to an executive officer of the Company. Notwithstanding anything herein to the contrary, Chief Executive Officer and Chief President Bear, Chief Operations Bear, and Chief Human Resources Bear are specifically designated under the Plan to have plenary authority, in their discretion, as applicable, to also determine individuals, other than themselves or other Officers, to whom, and the time or times at which, Awards shall be granted and the number of shares, if applicable, subject to such Award.

5.	[Reserved.].

6.	Options.

The Committee, in its discretion, may grant Options which are Incentive Stock Options or Non-qualified Stock Options, as evidenced by the Award Agreement, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

A.

Type of Option. Incentive Stock Options may be granted to any individual classified by the Committee as an employee of the Company, a Parent or a Subsidiary. A Non-Qualified Stock Option may be granted to any individual selected by the Committee.

B.

Option Prices. The purchase price of the Stock under each Option shall not be less than 100% of the Fair Market Value of the Stock at the time of the granting of the Option; provided that, in the case of a Participant who owns more than 10% of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary, the purchase price of the Stock under each Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Stock on the date such Option is granted.

C.

Exercise - Elections and Restrictions. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper persons or by any other form of notice (including electronic notice) approval by the Committee together with payment in full as described in this Section 6(c).

The purchase price for an Option is to be paid in full upon the exercise of the Option, either (i) in cash, (ii) in the discretion of the Committee, by the tender to the Company (either actual or by attestation) of shares of Stock already owned by the Participant having a Fair Market Value equal to the cash exercise price of the Option being exercised, (iii) in the discretion of the Committee, by withholding shares of Stock otherwise issuable pursuant to the Option having a Fair Market Value equal to the cash exercise price of the Option being exercised, (iv) in the discretion of the Committee, by any other means allowable pursuant to applicable law, or (v) in the discretion of the Committee, by any combination of the payment methods specified in clauses (i), (ii), (iii)  and (iv) hereof; provided that, no shares of Statutory Option Stock may be tendered in exercise of an Incentive Stock Option unless (a) such shares have been held by the Participant for at least one year and (b) at least two years have elapsed since such Statutory Option Stock was granted. The proceeds of sale of Stock subject to the Option are to be added to the general funds of the Company or to the shares of the Stock held in its Treasury, and used for its corporate purposes as the Board shall determine, subject to the provisions of this Plan.

D.

Option Terms. The term of each Option shall not be more than ten (10) years from the date of granting thereof or such shorter period as is prescribed in the Award Agreement; provided that, in the case of a Participant who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary, the term of any Incentive Stock Option shall not be more than five (5) years from the date of granting thereof or such shorter period as prescribed in the Award Agreement. Within such limit, Options will be exercisable at such time or times, and subject to such terms, restrictions and conditions, as the Committee shall, in each instance, approve, which need not be uniform for all Participants. To the extent Options are subject to restrictions, Options shall vest in whole shares only, and the holder of an Option shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement. The holder of an Option shall have none of the rights of a stockholder with respect to the shares subject to Option until such shares shall be issued to him or her upon the exercise of his or her Option.

E.	Successive Option Grants. As determined by the Committee, successive option grants may be made to any Participant under the Plan.

F.	Additional Incentive Stock Option Requirements.

(1)

Grant Limits. The maximum aggregate Fair Market Value (determined at the time an Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company, a Parent and a Subsidiary) shall not exceed $100,000.

(2)

Notice of Disposal. A Participant who disposes of Stock acquired upon the exercise of an Incentive Stock Option either (i) within two years after the date of grant of such Incentive Stock Option or (ii) within one year after the transfer of such shares to the Participant upon exercise, shall notify the Company of such disposition and of the amount realized upon such disposition.

(3)

Termination of Participant’s Employment. The holder of any Option issued hereunder must exercise the Option prior to his or her termination of employment, except that if the employment of a Participant terminates with the consent and approval of his or her Employer, the Committee may, in its absolute discretion, permit the Participant to exercise his or her Option, to the extent that he or she was entitled to exercise it at the date of such termination of employment, at any time within three (3) months as approved by the Committee after such termination, but not after ten (10) years (or five (5) years, if applicable) from the date of the granting thereof. Notwithstanding the preceding, the Committee may, in a Participant’s Award Agreement, afford a Participant who terminates employment other than for cause, the right to exercise his or her Option, to the extent that he or she was entitled to exercise it at such date of termination of employment, at any time within three (3) months as approved by the Committee after such termination, or for such longer period as the Committee may permit in its sole and absolute discretion, but not after ten (10) years (or five (5) years, if applicable) from the date of granting thereof.

(4)

Death of Participant. In the event of the death of a Participant during the term of an Award Agreement and while he or she is employed by the Company (or its Parent or a Subsidiary), or within three (3) months after the termination of his or her employment other than for cause, any outstanding Option shall become fully vested (if not already fully vested) and may be exercised by a legatee or legatees of the Participant under his or her last will, or by his or her personal representatives or distributees, at any time within a period of one (1) year after his or her death, but not after ten (10) years from the date of grant as specified in the Award Agreement; provided, however, that if such Option is subject to vesting conditions other than the passage of time, the provisions of this paragraph shall apply only if such other vesting conditions have been satisfied as of the date of the Participant’s death. The Committee may, in any Award Agreement, provide additional provisions for the exercise of an Option after the death of a Participant.

G.

Deferral of Gain on a Non-qualified Stock Option. In accordance with the terms of the applicable non-qualified deferred compensation plan, if any, in which a Participant is eligible to participate, a Participant may elect to defer any gain realized upon the exercise of a Non-qualified Stock Option. The election to defer the gain must be made in accordance with the applicable non-qualified deferred compensation plan.

7.	Stock Appreciation Rights.

A.

Grant Terms. The Committee may grant a Stock Appreciation Right independent of an Option or in connection with an Option or a portion thereof. A Stock Appreciation Right granted in connection with an Option or a portion thereof shall cover the same shares of Stock covered by the Option, or a lesser number as the Committee may determine. A Stock Appreciation Right shall be subject to the same terms and conditions as an Option, and any additional limitations, terms or conditions set forth in this Section 7 or the Award Agreement.

B.

Exercise Terms. The exercise price per share of Stock of a Stock Appreciation Right granted independent of an Option shall not be less than 100% of the Fair Market Value of the Stock at the time of the granting of the Stock Appreciation Right. A Stock Appreciation Right granted independent of an Option shall entitle the Participant upon exercise to a payment from the Company in an amount equal to the excess of the Fair Market Value on the exercise date of a share of Stock over the exercise price per share of Stock, times the number of Stock Appreciation Rights exercised. A Stock Appreciation Right granted in connection with an Option shall entitle the Participant to surrender an unexercised Option (or portion thereof) and to receive in exchange an amount equal to the excess of the Fair Market Value on the exercise date of a share of Stock over the exercise price per share for the Option, times the number of shares covered by the Option (or portion thereof) which is surrendered. Payment may be made, in the discretion of the Committee, in (i) Stock, (ii) cash or (iii) any combination of Stock and cash. Cash shall be paid for fractional shares of Stock upon the exercise of a Stock Appreciation Right. The term of each Stock Appreciation Right shall not be more than ten (10) years from the date of granting thereof or such shorter period as is prescribed in the Award Agreement

C.

Limitations. The Committee may impose such conditions upon the exercisability or transferability of Stock Appreciation Rights as it determines in its sole discretion. To the extent Stock Appreciation Rights are subject to restrictions, Stock Appreciation Rights shall vest in whole shares only, and the holder of a Stock Appreciation Right shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement.

8.	Other Stock-Based Awards and Cash-Based Awards.

The Committee may, in its sole discretion, grant Awards of Stock, restricted Stock and other Awards that are valued in whole or in part by reference to the Fair Market Value of Stock. These Awards shall collectively be referred to herein as Other Stock-Based Awards. The Committee may also, in its sole discretion, grant Cash-Based Awards, which shall have a value as may be determined by the Committee. Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, but not limited to, the right to receive one or more shares of Stock (or the cash-equivalent thereof) upon the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives. Other Stock-Based Awards and Cash-Based Awards may be granted with or in addition to other Awards. Subject to the other terms of the Plan, Other Stock-Based Awards and Cash-Based Awards may be granted to such Participants in such amounts and upon such terms, restrictions and conditions, and at any time and from time to time, as shall be determined by the Committee and set forth in an Award Agreement. To the extent Other Stock-Based Awards are subject to restrictions, Other Stock-Based Awards shall vest in whole shares only, and the holder of an Other Stock-Based Award shall not be deemed vested in any fractional share regardless of anything to the contrary in any Award Agreement.

9.	Performance-Based Awards.

To the extent applicable, the Committee may, in its sole and absolute discretion, determine that certain Awards, including Other Stock-Based Awards and/or Cash-Based Awards, should be subject to such requirements so that they are deductible by the Employer under Code Section 162(m), or any successor thereto. If the Committee so determines, such Awards shall be considered Performance-Based Awards subject to the terms of this Section 9, as provided in the Award Agreement. A Performance-Based Award shall be granted by the Committee in a manner to satisfy the requirements of Code Section 162(m) and the regulations thereunder. The performance measures to be used for purposes of a Performance-Based Award shall be chosen by the Committee, in its sole and absolute discretion, from among the following: earnings per share of Stock; book value per share of Stock; net income (before or after taxes); operating income; operating income before depreciation and amortization; return on stockholders’ equity; return on invested capital, assets or equity; cash flow return on investments which equals net cash flows divided by owners’ equity; earnings before interest or taxes; earnings before interest, taxes, depreciation and amortization; earnings before extraordinary or special items; earnings before income taxes and any provision for Performance-Based Awards or other cash bonuses; gross revenues or revenue growth; sales; market share; expense management; improvements in capital structure; profit margins; Stock price; total stockholder return; cash flow; cash flow from operations; free cash flow; net cash provided by operations; cash flow in excess of cost of capital; average cash balance; net cash; cash position; interest expense after taxes; working capital; economic value added/economic profit; gross or net operating margins; gross or net profits; operational performance measures; strategic business criteria consisting of one or more objectives based on meeting specified development, strategic partnering, licensing, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, joint ventures or affiliates. To the extent consistent with Code Section 162(m), the Committee (i) may appropriately adjust any measurement of performance under a performance measure to eliminate the effects of charges for restructurings, discontinued operations, unusual or nonrecurring or extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with accounting principles generally accepted in the United States, as well as the cumulative effect of accounting changes, in each case as determined in accordance with accounting principles generally accepted in the United States or identified in the Company's financial statements or notes to the financial statements, and (ii) may appropriately adjust any measurement of performance under a performance measure to exclude the effects of any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation, claims, judgments or settlements; (C) changes in tax law or other such laws or provisions affecting reported results; (D) reorganization and restructuring programs; and (E) payments made or due under this Plan or any other compensation arrangement maintained by the Company. The performance measures may relate to the Company, a Parent, a Subsidiary, an Employer or one or more units of such an entity and may be measured annually; at a point in time during a performance period; as an average of values determined at various points of time during a performance period; cumulatively over a period of years; on an absolute basis; relative to a pre-established target, prior period results or designated comparison group; or as a change in values during or between performance periods, in each case as specified by the Committee.

The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to an Award and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. The Committee shall have the discretion to adjust Performance-Based Awards downward, but shall not have the ability to pay a Performance-Based Award greater than such Performance-Based Award achieved based upon applicable performance goals.

An Award shall be a Performance-Based Award only if the Committee consists solely of two or more Outside Directors within the meaning of Treas. Reg. Section 1.162-27(e)(3) or any successor thereto.

10.	Nontransferability of Awards.

Unless otherwise determined by the Committee and expressly set forth in an Award Agreement, an Award granted under the Plan and all rights thereunder shall, by its terms, be non-transferable, nonassignable and not subject to encumbrance in any manner otherwise than by will or the laws of descent and distribution and an Award may be exercised, if applicable, during the lifetime of the Participant thereof, only by the Participant or his or her guardian or legal representative. Notwithstanding the above, the Committee may not provide in an Award Agreement that an Incentive Stock Option is transferable. Any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, shall be void and of no effect.

11.	Tax Withholding.

The Committee shall have the right to condition the delivery, vesting and retention of Stock, cash or other property under an Award upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Committee will prescribe such rules for the withholding of federal, state and local taxes, including social security and Medicare withholding tax, as it deems necessary. In satisfaction of tax withholding requirements, the Committee may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock (but not in excess of the minimum withholding required by law) or sell any shares of Stock contingently issued or credited by the Company for the purpose of paying such Award or any other Award under this Plan to raise the amount necessary to satisfy applicable withholding requirements.

12.	Adjustments Upon Changes in Capitalization or Corporation Acquisitions.

Notwithstanding any other provisions of the Plan, unless otherwise provided in the Award Agreement, the number and class of shares subject to each outstanding Award and the exercise prices, if applicable, shall be adjusted, to the same pro rata number of shares and price as in the original Award Agreement, in the event of changes in the outstanding Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, statutory share exchange, sale of all or substantially all assets, split-ups, combinations or exchanges of shares and the like, and, in the event of any such change in the outstanding Stock, the aggregate number and class of shares available under the Plan and the maximum number of shares as to which Awards may be granted to an individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive. In the event the Company, a Parent or a Subsidiary enters into a transaction described in Section 424(a) of the Code with any other corporation, the Committee shall, unless otherwise provided in the Award Agreement, grant options to employees or former employees of such corporation in substitution of options previously granted to them upon such terms and conditions as shall be necessary to qualify such grant as a substitution described in Section 424(a) of the Code.

In the event of a Change in Control, notwithstanding any other provisions of the Plan or Award Agreement to the contrary, the Committee may, in its sole discretion, provide for:

(1)	Accelerated vesting of any outstanding Awards that are otherwise unexercisable or unvested as of a date selected by the Committee;

(2)

Termination of an Award upon the consummation of the Change in Control in exchange for the payment of a cash amount determined at the discretion of the Committee but intended to provide the Participant with the difference between the Stock subject to the vested portion of the Award and the exercise price; and/or

(3)	Issuance of substitute Awards to substantially preserve the terms of any Awards previously granted under the Plan, which may be with respect to securities of a successor issuer.

13.	Amendment and Termination.

The Board may at any time terminate the Plan, or make such amendments or modifications to the Plan as it shall deem advisable; provided, however, that if and solely if such approval is required by applicable law, then to the extent such approval is so required, such amendment or modification shall be made subject to approval by the holders of Stock. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, adversely affect the rights of such Participant under such Award.

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Plan. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance, prior to payment to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of and additional tax under Section 409A of the Code.

14.	Effectiveness of the Plan.

The Plan became effective upon adoption by the Board, subject, however, to its further approval by the stockholders of the Company given within twelve (12) months of the date the Plan is adopted by the Board at a regular meeting of the stockholders or at a special meeting duly called and held for such purpose. Grants of Awards may be made prior to such stockholder approval but all Award grants made prior to stockholder approval shall be subject to the obtaining of such approval and if such approval is not obtained, such Awards shall not be effective for any purpose. This amendment and restatement shall become effective upon adoption by the Board. If any amendment requiring approval of the Company’s stockholders is not approved by the Company’s stockholders, the Second Amended and Restated 2004 Stock Incentive Plan as in effect immediately prior to March 18, 2014 will continue to operate according to its terms.

15.	Time of Granting of an Award.

An Award grant under the Plan shall be deemed to be made on the date on which the Committee, by formal action of its members duly recorded in the records thereof, makes an Award to a Participant (but in no event prior to the adoption of the Plan by the Board); provided that, such Award is evidenced by a written Award Agreement duly executed on behalf of the Company and on behalf of the Participant, if applicable, within a reasonable time after the date of the Committee action. Notwithstanding the foregoing, an Award granted under the Plan by Chief Executive Bear, Chief Operations Bear, or Chief Human Resources Bear shall be deemed to be the determination date described above in Section 2(K).

16.	Term of Plan.

This amendment and restatement of the Plan shall terminate ten (10) years after the date on which it was first approved and adopted by the Board and no Award shall be granted hereunder after the expiration of such ten-year period. Awards outstanding at the termination of the Plan shall continue in accordance with their terms and shall not be affected by such termination.

17.	Severability.

Any word, phrase, clause, sentence or other provision herein which violates or is prohibited by any applicable law, court decree or public policy shall be modified as necessary to avoid the violation or prohibition and so as to make this Plan and any Award Agreement enforceable as fully as possible under applicable law, and if such cannot be so modified, the same shall be ineffective to the extent of such violation or prohibition without invalidating or affecting the remaining provisions herein.

18.	Non-Waiver of Rights.

The Company’s failure to enforce at any time any of the provisions of this Plan or any Award Agreement or to require at any time performance by the Participant of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Plan, any Award Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every provision in accordance with the terms of this Plan and any Award Agreement.

19.	Assignment.

Any Award Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other entity which shall succeed to the business presently being conducted by the Company.

20.	No Right To Continued Employment or Other Status.

Nothing in the Plan or in any Award granted pursuant to the Plan shall be considered or construed as creating a contract of employment or any other relationship for any specified period of time or shall confer on any individual any right to continue in the employ of the Employer or continue any other relationship with the Company. The Employer and the Company expressly reserve the right at any time to dismiss or otherwise terminate its relationship, whether employment or otherwise, with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Agreement.

21.	Choice of Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law.

22.	Awards to Employees of Non-United States Subsidiaries.

The terms of an Award granted to an employee of a non-United States subsidiary of the Company shall be governed by the otherwise applicable provisions of the Plan, unless such provisions are modified by sub-plans or special rules adopted by the Committee to modify the terms of the Plan as applied to employees of such non-United States subsidiary who are resident outside the United States. Such sub-plans or special rules shall be designed to achieve desired tax or other objectives in particular jurisdictions outside the United States or achieve other business objectives in the determination of the Committee. The Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or a Subsidiary.

23.	Section 409A.

Notwithstanding other provisions of the Plan or any Award Agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. The Company shall use commercially reasonable efforts to implement the provisions of this Section 23 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 23.

The foregoing Plan, as amended and restated, was approved and adopted by the Board on March 18, 2014.

BUILD-A-BEAR WORKSHOP, INC.

By:	/s/ Sharon Price John